Exhibit 10.5b

AUDENTES THERAPEUTICS, INC.

2018 Equity INDUCEMENT Plan

NOTICE OF RESTRICTED STOCK UNIT AWARD

GRANT NUMBER:

Unless otherwise defined herein, the terms defined in the Audentes Therapeutics, Inc. 2018 Equity Inducement Plan (the “Plan”) will have the same meanings in this Notice of Restricted Stock Unit Award and the electronic representation of this Notice of Restricted Stock Unit Award established and maintained by the Company or a third party designated by the Company (this “Notice”).

Name:
Address:

You (“Employee”) have been granted an award of Restricted Stock Units (“RSUs”) under the Plan subject to the terms and conditions of the Plan, this Notice and the attached Restricted Stock Unit Award Agreement (hereinafter the “Agreement”), including any applicable country-specific provisions in the appendix attached hereto (the “Appendix”), which constitutes part of this Agreement.

Number of RSUs:

Date of Grant:

Vesting Commencement Date:

Expiration Date:

The earlier to occur of: (a) the date on which settlement of all RSUs granted hereunder occurs and (b) the tenth anniversary of the Date of Grant.  This RSU expires earlier if Employee’s Service terminates earlier, as described in the Agreement.

Vesting Schedule:	Subject to the limitations set forth in this Notice, the Plan and the Agreement, the RSUs will vest in accordance with the following schedule: [insert applicable vesting schedule]

By accepting (whether in writing, electronically or otherwise) the RSUs, Employee acknowledges and agrees to the following:

Employee understands that Employee’s employment with the Company or a Parent or Subsidiary is for an unspecified duration, can be terminated at any time (i.e., is “at-will”), except where otherwise prohibited by applicable law and that nothing in this Notice, the Agreement or the Plan changes the nature of that relationship.  Employee acknowledges that the vesting of the RSUs pursuant to this Notice is earned only by continuing Service as an Employee.  Employee agrees and acknowledges that the Vesting Schedule may change prospectively in the event that Employee’s service status changes between full- and part-time status in accordance with Company policies relating to work schedules and vesting of awards Employee also understands that this Notice is subject to the terms and conditions of both the Agreement and the Plan, both of which are incorporated herein by reference.  Employee has read both the Agreement and the Plan.  By accepting the RSUs, Employee consents to electronic delivery as set forth in the Agreement.

EMPLOYEE AUDENTES THERAPEUTICS, INC.

Signature:	By:

Print Name:	Its:

AUDENTES THERAPEUTICS, INC.

2018 Equity INDUCEMENT Plan

RESTRICTED STOCK UNIT AWARD AGREEMENT

Unless otherwise defined herein, the terms defined in the Audentes Therapeutics, Inc. 2018 Equity Inducement Plan (the “Plan”) will have the same defined meanings in this Restricted Stock Unit Award Agreement (this “Agreement”).

Employee has been granted Restricted Stock Units (“RSUs”) subject to the terms, restrictions and conditions of the Plan, the Notice of Restricted Stock Unit Award (the “Notice”) and this Agreement, including any applicable country-specific provisions in the appendix attached hereto (the “Appendix”), which constitutes part of this Agreement.

1.Settlement.  Settlement of RSUs will be made within 30 days following the applicable date of vesting under the vesting schedule set forth in the Notice.  Settlement of RSUs will be in Shares.  No fractional RSUs or rights for fractional Shares shall be created pursuant to this Agreement.

2.No Stockholder Rights.  Unless and until such time as Shares are issued in settlement of vested RSUs, Employee will have no ownership of the Shares allocated to the RSUs and will have no rights to dividends or to vote such Shares.

3.Dividend Equivalents.  Dividends, if any (whether in cash or Shares), will not be credited to Employee.

4.Non-Transferability of RSUs.  The RSUs and any interest therein will not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of in any manner other than by will or by the laws of descent or distribution or court order or unless otherwise permitted by the Committee on a case-by-case basis.

5.Termination.  If Employee’s Service terminates for any reason, all unvested RSUs will be forfeited to the Company forthwith, and all rights of Employee to such RSUs will immediately terminate without payment of any consideration to Employee.  Employee’s Service will be considered terminated as of the date Employee is no longer providing services (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Employee is employed or the terms of Employee’s employment agreement, if any) and will not, subject to the laws applicable to Employee’s Award, be extended by any notice period mandated under local laws (e.g., Service would not include a period of “garden leave” or similar period). Employee acknowledges and agrees that the Vesting Schedule may change prospectively in the event Employee’s service status changes between full- and part-time status and/or in the event Employee is on an approved leave of absence in accordance with Company policies relating to work schedules and vesting of awards or as determined by the Committee.  Employee acknowledges that the vesting of the Shares pursuant to this Notice and Agreement is earned only by continued Service.  In case of any dispute as to whether termination of Service has occurred, the Committee will have sole discretion to determine whether such termination of Service has occurred and the effective date of such termination (including whether Employee may still be considered to be providing services while on an approved leave of absence).

6.Withholding Taxes.  Employee acknowledges that, regardless of any action taken by the Company or, if different, Employee’s employer (the “Employer”) the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Employee’s participation in the Plan and legally applicable to Employee (“Tax-Related Items”), is and remains Employee’s responsibility and may exceed the amount actually withheld by the Company or the

Employer.  Employee further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs and the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate Employee’s liability for Tax-Related Items or achieve any particular tax result.  Further, if Employee is subject to Tax-Related Items in more than one jurisdiction between the date of grant and the date of any relevant taxable or tax withholding event, as applicable, Employee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, Employee agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.  In this regard, Employee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(i)	withholding from Employee’s wages or other cash compensation paid to Employee by the Company and/or the Employer; or
(ii)

withholding from proceeds of the sale of Shares acquired upon settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on Employee’s behalf pursuant to this authorization); or

(iii)

withholding in Shares to be issued upon settlement of the RSUs by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates;

(iv)	Employee’s payment of a cash amount (including by check representing readily available funds or a wire transfer); or
(v)	any other arrangement approved by the Committee;

all under such rules as may be established by the Committee and in compliance with the Company’s Insider Trading Policy and 10b5-1 Trading Plan Policy, if applicable; provided however, that if Employee is a Section 16 officer of the Company under the Exchange Act, then the Committee (as constituted in accordance with Rule 16b-3 under the Exchange Act) shall establish the method of withholding from alternatives (i)-(v) above, and the Committee shall establish the method prior to the Tax-Related Items withholding event.  Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case Employee will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent.  If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Employee is deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.  The Fair Market Value of these Shares, determined as of the effective date when taxes otherwise would have been withheld in cash, will be applied as a credit against the Tax-Related Items withholding.

Finally, Employee agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Employee’s participation in the Plan that cannot be satisfied by the means previously described.  The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if Employee fails to comply with Employee’s obligations in connection with the Tax-Related Items.

7.Nature of Grant.  By accepting the RSUs, Employee acknowledges, understands and agrees that:

(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;

(c)all decisions with respect to future RSU or other grants, if any, will be at the sole discretion of the Company;

(d)the RSU grant and Employee’s participation in the Plan will not create a right to employment or be interpreted as forming an employment or services contract with the Company, the Employer or any Parent or Subsidiary;

(e)Employee is voluntarily participating in the Plan;

(f)the RSUs and the Shares subject to the RSUs are not intended to replace any pension rights or compensation;

(g)the RSUs and the Shares subject to the RSUs, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(h)the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(i)no claim or entitlement to compensation or damages will arise from forfeiture of the RSUs resulting from Employee’s termination of Service, and in consideration of the grant of the RSUs to which Employee is otherwise not entitled, Employee irrevocably agrees never to institute any claim against the Company, or any Parent or Subsidiary or the Employer, waives his or her ability, if any, to bring any such claim, and releases the Company, any Parent or Subsidiary and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Employee will be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(j)unless otherwise provided in the Plan or by the Company in its discretion, the RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any Corporate Transaction affecting the Shares; and

(k)the following provisions apply only if Employee is providing services outside the United States:

(i)	the RSUs and the Shares subject to the RSUs are not part of normal or expected compensation or salary for any purpose;
(ii)

Employee acknowledges and agrees that neither the Company, the Employer nor any Parent or Subsidiary will be liable for any foreign exchange rate fluctuation between Employee’s local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to Employee pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement.

8.No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Employee’s participation in the Plan, or Employee’s acquisition or sale of the underlying Shares.  Employee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

9.Data Privacy.  Employee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Employee’s personal data as described in this Agreement and any other RSU grant materials by and among, as applicable, the Employer, the Company and any Parent or Subsidiary for the exclusive purpose of implementing, administering and managing Employee’s participation in the Plan.

Employee understands that the Company and the Employer may hold certain personal information about Employee, including, but not limited to, Employee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all RSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Employee’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

Employee understands that Data will be transferred to the stock plan service provider as may be designated by the Company from time to time, which is assisting the Company with the implementation, administration and management of the Plan.  Employee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Employee’s country.  Employee understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative.  Employee authorizes the Company, the stock plan service provider as may be designated by the Company from time to time, and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan.  Employee understands that Data will be held only as long as is necessary to implement, administer and manage Employee’s participation in the Plan.  Employee understands if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative.  Further, Employee understands that he or she is providing the consents herein on a purely voluntary basis.  If Employee does not consent, or if Employee later seeks to revoke his or her consent, his or her employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing Employee’s consent is that the Company would not be able to grant Employee RSUs or other equity awards or administer or maintain such awards.  Therefore, Employee understands that refusing or withdrawing his or her consent may affect Employee’s ability to participate in the Plan.  For more information on the consequences of Employee’s refusal to consent or withdrawal of consent, Employee understands that he or she may contact his or her local human resources representative.

10.Language.  If Employee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

11.Appendix.  Notwithstanding any provisions in this Agreement, the RSU grant will be subject to any special terms and conditions set forth in any appendix to this Agreement for Employee’s country.  Moreover, if Employee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to Employee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.  The Appendix constitutes part of this Agreement.

12.Imposition of Other Requirements.  The Company reserves the right to impose other requirements on Employee’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

13.Acknowledgement.  The Company and Employee agree that the RSUs are granted under and governed by the Notice, this Agreement and the provisions of the Plan.  Employee: (a) acknowledges receipt of a copy of the Plan and the Plan prospectus, (b) represents that Employee has carefully read and is familiar with their provisions, and (c) hereby accepts the RSUs subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Notice.

14.Entire Agreement; Enforcement of Rights.  This Agreement, the Plan and the Notice constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the purchase of the Shares hereunder are superseded. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement will not be construed as a waiver of any rights of such party.

15.Compliance with Laws and Regulations.  The issuance of Shares will be subject to and conditioned upon compliance by the Company and Employee with all applicable state and federal laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such issuance or transfer.  Employee understands that the Company is under no obligation to register or qualify the Common Stock with any state, federal or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares.  Further, Employee agrees that the Company shall have unilateral authority to amend the Plan and this RSU Agreement without Employee’s consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares.  Finally, the Shares issued pursuant to this RSU Agreement shall be endorsed with appropriate legends, if any, determined by the Company.

16.Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision will be excluded from this Agreement, (b) the balance of this Agreement will be interpreted as if such provision were so excluded and (c) the balance of this Agreement will be enforceable in accordance with its terms.

17.Governing Law and Venue.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto will be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

Any and all disputes relating to, concerning or arising from this Agreement, or relating to, concerning or arising from the relationship between the parties evidenced by the Plan or this Agreement, will be brought and heard exclusively in the United States District Court for the District of Northern California or the Superior Court of California, County of San Francisco.   Each of the parties hereby represents and agrees that such party is subject to the personal jurisdiction of said courts; hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning or arising from such dispute, and waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.

18.No Rights as Employee.  Nothing in this Agreement will affect in any manner whatsoever the right or power of the Company, or a Parent or Subsidiary of the Company, to terminate Employee’s Service, for any reason, with or without Cause.

19.Consent to Electronic Delivery of All Plan Documents and Disclosures.  By Employee’s acceptance (whether in writing, electronically or otherwise) of the Notice, Employee and the Company agree that the RSUs are granted under and governed by the terms and conditions of the Plan, the Notice and this Agreement.  Employee has reviewed the Plan, the Notice and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understands all provisions of the Plan, the Notice and this Agreement.  Employee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan, the Notice and this Agreement.  Employee further agrees to notify the Company upon any change in Employee’s residence address.  By acceptance of the RSUs, Employee agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company and consents to the electronic delivery of the Notice, this Agreement, the Plan, account statements, Plan prospectuses required by the U.S. Securities and Exchange Commission, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) or other communications or information related to the RSUs and current or future participation in the Plan. Electronic delivery may include the delivery of a link to the Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion.  Employee acknowledges that Employee may receive from the Company a paper copy of any documents delivered electronically at no cost if Employee contacts the Company by telephone, through a postal service or electronic mail to Stock Administration. Employee further acknowledges that Employee will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, Employee understands that Employee must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. Also, Employee understands that Employee’s consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if Employee has provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail through Stock Administration. Finally, Employee understands that Employee is not required to consent to electronic delivery if local laws prohibit such consent.

20.Insider Trading Restrictions/Market Abuse Laws.  Employee acknowledges that, depending on Employee’s country, Employee may be subject to insider trading restrictions and/or market abuse laws, which may affect Employee’s ability to acquire or sell the Shares or rights to Shares under the Plan during such times as Employee is considered to have “inside information” regarding the Company (as defined by the laws in Employee’s country).  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Employee acknowledges that it is Employee’s responsibility to comply with any applicable restrictions, and Employee is advised to speak to Employee’s personal advisor on this matter.

21.Code Section 409A.  For purposes of this Agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Internal Revenue Code and the regulations thereunder (“Section 409A”).  Notwithstanding anything else provided herein, to the extent any payments provided under this RSU Agreement in connection with Employee’s termination of employment constitute deferred compensation subject to Section 409A, and Employee is deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the six-month period measured from Employee’s separation from service from the Company or (ii) the date of Employee’s death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Employee including, without limitation, the additional tax for which Employee would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral.  To the extent any payment under this RSU Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A.  Payments pursuant to this section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

22.Award Subject to Company Clawback or Recoupment.  The RSUs shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of Employee’s employment or other Service that is applicable to executive officers, Employees, Directors or other service providers of the Company, and in addition to any other remedies available under such policy and applicable law may require the cancellation of Employee’s RSUs (whether vested or unvested) and the recoupment of any gains realized with respect to Employee’s RSUs.

BY ACCEPTING THIS AWARD OF RSUS, PARTICIPANT AGREES TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

AUDENTES THERAPEUTICS, INC.

2018 Equity InDUCEMENT Plan

RESTRICTED STOCK UNIT AWARD AGREEMENT

COUNTRY SPECIFIC PROVISIONS FOR EMPLOYEES OUTSIDE THE U.S.

Terms and Conditions

This Appendix includes additional terms and conditions that govern the RSUs granted to Employee under the Plan if Employee resides and/or works in one of the countries below.  This Appendix forms part of the Agreement.  Any capitalized term used in this Appendix without definition will have the meaning ascribed to it in the Notice, the Agreement or the Plan, as applicable.

If Employee is a citizen or resident of a country, or is considered resident of a country, other than the one in which Employee is currently working, or Employee transfers employment and/or residency between countries after the Date of Grant, the Company will, in its sole discretion, determine to what extent the additional terms and conditions included herein will apply to Employee under these circumstances.

Notifications

This Appendix also includes information relating to exchange control and other issues of which Employee should be aware with respect to Employee’s participation in the Plan.  The information is based on the securities, exchange control and other laws in effect in the respective countries as of [Insert Date], if applicable.  Such laws are often complex and change frequently.  As a result, the Company strongly recommends that Employee not rely on the information herein as the only source of information relating to the consequences of Employee’s participation in the Plan because the information may be out of date at the time that Employee vests in the RSUs or sells Shares acquired under the Plan.

In addition, the information is general in nature and may not apply to Employee’s particular situation, and the Company is not in a position to assure Employee of any particular result.  Accordingly, Employee is advised to seek appropriate professional advice as to how the relevant laws in Employee’s country may apply to Employee’s situation.

Finally, if Employee is a citizen or resident of a country, or is considered resident of a country, other than the one in which Employee is currently working, or Employee transfers employment and/or residency after the Date of Grant, the information contained herein may not apply to Employee in the same manner.

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AUDENTES THERAPEUTICS, INC.

2018 Equity InDUCEMENT Plan

RESTRICTED STOCK UNIT AWARD AGREEMENT

COUNTRY SPECIFIC PROVISIONS FOR EMPLOYEES OUTSIDE THE U.S.

TO BE PROVIDED

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